Exhibit 10.30

LICENSE AGREEMENT

THIS AGREEMENT, dated as of February 6, 2007, is between NUTECH DIGITAL, INC. (“Licensor”), and iN DEMAND L.L.C. (“Licensee”).

The Deal Terms set forth below, the Standard Terms and Conditions attached hereto as Exhibit A, and the Delivery Information attached hereto as Exhibits B, C and D, are referred to collectively herein as the “Agreement”. All references to the Agreement shall be deemed to include all of the foregoing. Except as expressly set forth in these Deal Terms, in the event of a conflict between any provision of the Deal Terms and any provision of the Standard Terms and Conditions, the terms of the Deal Terms shall govern to the extent of any such conflict.

In consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

DEAL TERMS

1.	Program: “Program” shall mean the programs set forth below. Each Program shall be of first class production quality and shall be designed to reach the widest possible audience.

Program 1 “Jessica Simpson: Reality Tour Live”

Program 2 “Fat Joe: Live at the House of Blues”

Program 3 “D12: Live in Chicago”

2.	Live or Tape: Taped.

3.	Running Time: With respect to Program 1, 88 minutes; Program 2, 58 minutes; and Program 3, 118 minutes.

4.	Ratings and Content Advisories: With respect to Program 1, TV-G and with respect to Programs 2 and 3, TV-14, L.

5.
SD Rights: With respect to each Program, exclusive rights to authorize the Exhibition of the standard definition “SD” version of such Program through Affiliated Systems during the License Period within the Territory on (i) a Pay-Per-View Basis and (ii) as part of an SVOD Package. With respect to each Program, Licensor may authorize a third party that is not an Affiliated System to Exhibit the version(s) of such Program made available to Licensee hereunder by means of Non-Standard Television (other than the Internet) on a Pay-Per-View Basis during such Program’s License Period.

6.
HD Rights: With respect to each Program, the non-exclusive rights and license under copyright to Exhibit the HD version of such Program as part of Licensee’s HD offering by any means or media, including, without limitation, on the HD Service, without limitation as to the number of Exhibitions thereof.

7.	License Period: With respect to each Program, 2 years commencing with its initial Exhibition hereunder.

8.	Number of Exhibitions: Unlimited.

9.
Territory: The United States of America and its commonwealths, territories and possessions (including, without limitation, the U.S. Virgin Islands, Puerto Rico, Guam and Saipan), Canada, the Bahamas, Bermuda, Jamaica, the Cayman Islands, Curacao, the Netherlands Antilles (including, without limitation, St. Maarten), the Dominican Republic, Anguilla and the West Indies; provided that the Territory with respect to Exhibition via any means or media other than traditional cable television shall be the world in its entirety.

10.	Exhibition Holdback Date: With respect to each version of the Program, the end of the License Period therefor.

11.	Promotion Holdback Date: With respect to each version of the Program, the end of the License Period therefor.

12.	Delivery Date: With respect to Program 1, 3/15/07; Program 2, 4/15/07; and Program 3, 5/15/07.

13.
Delivery: With respect to each Program, not later than the Delivery Date therefor, Licensor shall deliver to Licensee a taped, closed-captioned, post-produced version of (i) the SD version of such Program as provided in the Standard Terms and Conditions and Exhibits B hereto and (ii) the HD version of such Program as provided in the Standard Terms and Conditions and Exhibit C hereto.

14.	SD Suggested Retail Price (“SRP”): With respect to Programs 1 and 3, $9.95; and with respect to Program 2, $6.95.

15.	SD License Fee Payable to Licensor: With respect to each Program, subject to the Standard Terms and Conditions, the License Fee for such Program shall payable as follows:

(a) With respect to each Program Exhibited on a Pay-Per-View Basis, the License Fee for such Program shall equal the greater of 25% of (i) Gross Receipts for such Program and (ii) the SRP for such Program.
(b) With respect to each Program Exhibited as part of the SVOD Package, subject to the Standard Terms and Conditions, the monthly License Fee for each “flight” (i.e., each time a Program is scheduled as part of the SVOD Package, which scheduling Licensee anticipates will be approximately five weeks) of such Program shall equal the product of (i) $.05 cents x (ii) the number of hours, rounded to the nearest quarter hour, of each Program Exhibited during such Program’s first month of Exhibition of each “flight” x (iii) the number of Subscribers to such SVOD Package during such first month of Exhibition. The number of Subscribers each month shall be calculated by adding the number of Subscribers on the first and last days of a month and dividing by two (2).

Notwithstanding the foregoing, with respect to each Program, no License Fee shall be payable to Licensor until (A) the execution and delivery of this Agreement, and (B) delivery by Licensor of a certified copy of the endorsement of insurance (satisfactory in form and substance to Licensee) covering the perils as set forth in these Deal Terms.

16.
SD Payment Terms: With respect to each Program, subject to the Standard Terms and Conditions, the date five (5) business days after the end of each Accounting Period therefor. “Accounting Period” shall mean, with respect to each Program,: (a) a period commencing on the date on which such Program is first Exhibited on a Pay-Per-View Basis hereunder and ending on the date sixty (60) days thereafter (or, if such date is not the last day of a calendar month, the last day of the calendar month in which such date occurs); and (b) each calendar month thereafter for so long as there are monies due and owing Licensor hereunder.

17.
HD License Fee: The parties acknowledge that the HD rights and licenses herein granted have been granted for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), and that no further amount shall be payable by Licensee for such rights and licenses or their exercise.

18.
Sponsorship: Licensor will inform personnel that they cannot wear production T-shirts and jackets during any Program that bear the name or logo of other media (including Internet) entities, such as HDNET, HBO, FOX, ABC, SET and ESPN. No sponsorship (including billboards and signage) is permitted in conjunction with any Program without Licensee’s prior written approval (exercisable in Licensee’s sole discretion). Licensee shall have the right to associate a sponsor with the Exhibition of each Program.

19.	Merchandise: No merchandising is permitted in conjunction with any Program without Licensee’s prior written approval (exercisable in Licensee’s sole discretion).

20.
Vignettes: Licensee shall have the right to create vignettes using HD footage from each Program, for Exhibition by any HD means or media (the “Vignettes”). The Vignettes may be presented as “INHD Flashback Moments” (or similar identifier). Further, Licensee shall have the right to Exhibit as Vignettes each song (in whole or in part) contained in each Program on an HD, standard definition, linear and/or VOD Basis (each, a “Vignette”).  The Vignettes may be presented as part of such Program, the “INHD Concert Jukebox” (or such other name as Licensee, in its sole discretion, may elect) and any other programming exhibited, or authorized to be exhibited, by Licensee. There shall be no additional License Fee for the Vignettes.

21.
Late Fees and Other Costs. In the event Licensor makes any changes in any Program or its promotion (including cancellation), Licensor is responsible for all costs associated with these delays and/or changes including but not limited to editing, audio, communications (e.g., telecopies) and delivery of material, and shall pay to Licensee an amount equal to such costs not later than fifteen (15) days after Licensee’s delivery of documentation evidencing such costs. Notwithstanding anything herein to the contrary and without in any way limiting Licensee’s rights and remedies hereunder or otherwise including, without limitation, an action at law to recover damages if any Program is cancelled by or on behalf of Licensor or any performer for any reason, within thirty (30) days of such cancellation, Licensor will remit to Licensee the sum of $25,000, together with an amount equal to all amounts paid by Licensee for the marketing and promotion of such Program (such aggregate amount being herein referred to as the “Cancellation Fee”).

22.
Insurance Requirements: With respect to each Program, Licensor shall procure and maintain in full force and effect standard producer’s liability (errors and omissions) insurance covering such Program throughout the Territory with minimum limits applicable only to such Program of at least One Million Dollars ($1,000,000) for any claim arising out of a single occurrence and Three Million Dollars ($3,000,000) for all claims in the aggregate, which insurance shall include title coverage for such Program and shall be written on either: (A) an occurrence basis, in which event it shall remain in full force and effect until the end of the License Period for such Program and may not be permitted to lapse, or (B) a claims-made basis, in which event it shall remain in full force and effect until the end of the License Period for such Program, shall cover any claims made at any time until the end of such License Period and shall include an extended reporting period of no less than one year after the expiration of such License Period and may not be permitted to lapse; and (b) such other insurance coverage as is customary for live events, covering such Program throughout the Territory, including (without limitation): (i) life, accident, and other insurance covering the failure of each and any performer to perform during such Program, which insurance shall be sufficient to make Licensee whole for any and all costs, expenses and damages incurred by Licensee in connection with each and any performer’s failure to perform during such Program; and (ii) workers’ compensation insurance; and (iii) public liability insurance for bodily injuries and property damage (including coverage for owned and hired vehicle liability and relating to use of the venue) with minimum limits of at least $1,000,000 per occurrence and $2,000,000 in the aggregate.

Each such insurance policy: (a) shall be issued by a nationally recognized insurance carrier acceptable to Licensee; (b) may not be cancelled without sixty (60) days prior written notice to Licensee; (c) shall not carry a deductible larger than Ten Thousand Dollars ($10,000); (d) shall name as an additional insured “iN Demand L.L.C. and each member therein and division thereof, and their respective parents, subsidiary and affiliated divisions and companies, distributors, licensees and permitted assigns, and the respective shareholders, directors, officers, employees and agents of the foregoing”; (e) shall name Licensor as a named insured or as an additional insured; and (f) shall be primary and not contributing to or in excess of any such insurance maintained by Licensee or its members or affiliates for the benefit of Licensee.

23.
Notices: All notices, statements, and other documents re-quired to be given in writing shall be by personal (or messenger) delivery, by registered or certified mail or by electronic means (except as herein otherwise expressly pro-vided) and shall be addressed as provided below (or such other addresses as may be designated in writing by either party). Notice given by personal (or messenger) delivery, by registered or certified mail or by electronic means shall be deemed given upon receipt.

Licensee:	Licensor:
iN Demand L.L.C. 345 Hudson Street, 17th Floor New York, New York 10014 Attn: Senior Vice President, Business Affairs and General Counsel	NuTech Digital, Inc. 3841 Hayvenhurst Drive Encino, CA 91436 Attn: Lee Kasper
With a separately delivered copy to: Attn: Senior Vice President, Programming

24.
General: Capitalized terms not otherwise defined in these Deal Terms shall have the respective meanings assigned thereto in the Standard Terms and Conditions. Exhibits A, B, C and D attached hereto are hereby incorporated herein and made a part hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Please confirm Licensor’s agreement with the above by obtaining the appropriate signature and returning both copies of this Agreement for countersignature.

NUTECH DIGITAL, INC.    iN DEMAND L.L.C.

By: /s/ Lee Kasper     By:  /s/ Michael S. Berman
Title: President/CEO                                                   Title: Senior Vice President
Date: 2/21/2007                                                            Date: 2/22/2007

EXHIBIT A
to
Agreement dated as of February 6, 2007
by and between NUTECH DIGITAL, INC. (“Licensor”)
and iN DEMAND L.L.C. (“Licensee”)

Standard Terms and Conditions

1. DEFINITIONS

In addition to the words, terms and phrases defined elsewhere in this Agreement, the words, terms and phrases (and variations thereof) defined in this Section 1 shall, for the purposes of this Agreement, have the meanings ascribed to them below.

(a) Accounting Statement shall have the meaning assigned to such term in Section 3(b) of these Standard Terms and Conditions.

(b) Affiliated Systems shall mean, with respect to each Program, the systems and other entities affiliated with Licensee (including, without limitation, those systems and other entities that affiliate with Licensee on an event-by-event basis) that distribute such Program by means of Non-Standard Television on a Pay-Per-View Basis and/or as part of an SVOD Package.

(c) Exhibition shall mean distribution, transmission, display, exhibition, exploitation, projection or performance, and Exhibit shall mean to cause the Exhibition.

(d) Gross Receipts shall mean, with respect to each Program, all monies actually received by the Affiliated Systems for each SD viewing of such Program by Program Subscribers on a Pay-Per-View Basis pursuant to the rights herein granted, less applicable sales, use and seat taxes, and any Program Taxes. Gross Receipts shall be, at all times, subject to retroactive adjustment for refunds, credits, settlements, allowances, rebates, corrections and other similar purposes. Such retroactive adjustments may be implemented by Licensee’s withholding appropriate amounts from such License Fees as become payable pursuant to subsequent Accounting Statements for such Program following the relevant retroactive adjustment. All overpayments not recovered from amounts otherwise payable for the month in which such matters are first reflected in an Accounting Statement may be carried forward or backward (at Licensee’s election) and/or, at Licensee’s election, Licensor shall make immediate payment to Licensee of any amounts shown to be due to Licensee.

(e) HD Service shall mean a program service owned or operated, directly or indirectly, by Licensee or its permitted successors and assigns, without regard to the number of channels of each such service, which service may be advertiser-supported or -underwritten. In addition, the Service may include offerings from which programming can be viewed on a VOD Basis.

(f) Home Video Devices shall mean videocassettes and videodiscs that, as sold or rented, themselves physically embody (without need for further transfer of data or further activation or other authorization from outside the home into the home) a motion picture or other programming for exhibition by means of a playback device which causes a visual image to be seen on the screen of a television receiver, which cassettes and discs are intended for sale or rental to the general public for use in the home and are physically transported to the home. No electronic or other non-tangible transmission of programming to the home from a source outside the home for taping, recording or other storage on tape, disc, or any other means of data retention for subsequent replay shall constitute the Exhibition of such programming by means of Home Video Devices, nor shall an Exhibition of programming in the home that requires activation or authorization from outside the home constitute the Exhibition of such programming by means of Home Video Devices.

(g) Non-Standard Television shall mean any and all forms of Exhibition, whether now existing or developed in the future, by any means or media. Non-Standard Television shall include, without limitation, Exhibition by means of cable, wire or fibre of any material, wireless, over-the-air pay or STV in any frequency band, any and all forms of electronic or other non-tangible transmission (including, without limitation, the Internet) for Exhibition or for taping, recording or other storage on tape, disc or any other means of data retention for subsequent exhibition (whether by the Internet or any other electronic or non-tangible distribution medium), master antenna, satellite master antenna, low power transmission, high definition transmission, closed-circuit transmission, radio (for purposes of simulcast only, and whether delivered by standard radio broadcast or otherwise), tape, cassette and disc delivery (but excluding distribution of Home Video Devices), single and multi-channel multi-point distribution service and satellite transmission directly to TVROs, all on a subscription, pay-per-view, license, rental, sale or any other basis.

(h) Pay-Per-View Basis shall mean the mode of Exhibition of a Program by means of Non-Standard Television in which a Subscriber elects to view such Program (alone or in combination with other programming) and is charged a fee for such viewing (which fee may be in payment for multiple exhibitions of such Program (and/or combination of programming, as the case may be)), regardless of whether any such Exhibition occurs at a regularly scheduled time, or on a VOD Basis. Notwithstanding the foregoing, Pay-Per-View Basis shall also include: (i) the mode of Exhibition of a Program by means of Non-Standard Television in which a person employed by an Affiliated System elects to view such Program (alone or in combination with other programming) in the course of such person’s employment, but is not charged a fee for such viewing; and (ii) the mode of Exhibition of a Program by means of Non-Standard Television in which a Subscriber elects to view such Program but is not charged a fee for such viewing on a limited promotional basis, provided, that such Exhibition does not occur on a service that is made available on a periodic basis of more than twenty-four (24) hours.

(i) Person shall mean any natural person, corporation, partnership, joint venture, association, trust, governmental agency or any other entity whatsoever.

(j) Program Subscriber shall mean, with respect to each Program, a Subscriber that elects to view such Program on a Pay-Per-View Basis as authorized by Licensee or the applicable Affiliated System, and receives and pays for such viewing.

(k) Program Taxes shall have the meaning set forth in Section 3(d) of these Standard Terms and Conditions.

(l) Physical Materials shall have the meaning assigned to such term in Section 4 of these Standard Terms and Conditions.

(m) Related Agreement shall have the meaning assigned to such term in Section 3(e) of these Standard Terms and Conditions

(n) SD License Fee shall mean, with respect to each Program, the license fee set forth with respect to such Program in the Deal Terms and payable in accordance with Section 3 of these Standard Terms and Conditions.

(o) Studio shall mean Licensee’s playback and uplink facilities at the Comcast Media Centers in Littleton, Colorado, or such other facility as Licensee shall designate.

(p) Subscriber shall mean an individual customer of Licensee or of an Affiliated System acting with the authorization of Licensee.

(q) SVOD Basis shall mean the mode of Exhibition of a group of programs offered to Subscribers where, for a fixed fee, the Subscriber can watch a selection of all or a portion of such Programs with “on demand” functionality over a set period of time as often as desired on a subscription basis.

(r) SVOD Package shall mean a package in which a Subscriber elects to view programming on a SVOD Basis.

(s) Transfer House shall mean such professional video transfer house or houses as Licensee shall designate; provided, however, that in the absence of such designation the Transfer House shall be the Studio.

(t) Video Reproductions shall have the meaning assigned to such term in Section 4 of these Standard Terms and Conditions.

(u) VOD Basis shall mean the mode of Exhibition of a Program in which a Subscriber elects to view such Program, which Exhibition occurs on an “on demand basis” (i.e., at a time or times of such individuals’ choosing, which time or times are not regularly scheduled).

2.    LICENSE

(a) Exhibition.

(i) Licensor hereby grants to Licensee, with respect to each Program, the exclusive rights and license under copyright to (A) authorize the Exhibition of such Program by and through Affiliated Systems throughout the Territory during its License Period by means of Non-Standard Television on a Pay-Per-View Basis and/or an SVOD Package, without limitation as to the number of Exhibitions thereof, and (B) Exhibit the HD version of such Program throughout the Territory during its License Period, without limitation as to the number of Exhibitions thereof.

(ii) Without derogating from Licensee’s rights and remedies hereunder or otherwise, the parties acknowledge and agree that: (A) Licensee shall have the right to reject any Program at any time if such Program does not conform to the running time and/or rating and content advisories set forth in the Deal Terms and/or to the other applicable provisions of the Deal Terms; and (B) Licensee and/or each Affiliated Systems shall have the right to reject such Program at any time if, in their respective judgment: (I) such Program fails to conform to community standards; (II) if any performer or participant therein fails or has failed to conduct himself or herself, as the case may be, with due regard to social conventions or public morals or decency; and/or (III) if any performer or participant therein commits or has committed any act which degrades such performer or participant or brings such performer or participant into public disrepute, contempt, scandal or ridicule.

(b) Advertising and Promotion. Licensor also hereby grants to Licensee, with respect to each Program, the rights and license to:

(i) use (and authorize the use of), including, without limitation, re-produce (and authorize the reproduction of), the title of such Program and the name, likeness, biography, photograph and recorded voice and music of any Person appearing in and/or associated with such Program for the purpose of advertising, exploiting and publicizing such Program (and any programming offered in combination therewith), its Exhibition hereunder and the services of Licensee and of authorized exhibitors);

(ii) create and use (and authorize the creation and use of) written summaries, ex-tracts and synopses of such Program for the purpose of advertising, exploiting and publicizing such Program (and any programming offered in combination therewith), its Exhibition hereunder and the services of Licensee and of authorized exhibitors;

(iii) use (and authorize the use of), including, without limitation, reproduce (and authorize the reproduction of), the advertising and publicity material provided by Licensor; and

(iv) advertise, publicize and promote (and authorize the advertising, publicizing and promotion of) such Program (and any programming offered in combination therewith), its Exhibition hereunder and the services of Licensee and of authorized exhibitors by any means or media, but Licensee shall not, for such purposes, utilize excerpts of more than three (3) minutes (or the length of one entire song, if longer) from such Program.

(c) Holdbacks. With respect to each Program, Licensor shall not itself, and shall not authorize or permit (other than pursuant to the rights and licenses granted herein) any party or Person to: (i) on or prior to the Exhibition Holdback Date, Exhibit any version (including, but not limited to, all foreign language, cut and edited versions and those produced for other media) of such Program so as to be receivable within the Territory by any means or media, or (ii) on or prior to the Promotion Holdback Date, promote or announce any such Exhibition. The foregoing notwithstanding, with respect to each Program, Licensor may authorize a third party that is not an Affiliated System to Exhibit the version(s) of such Program made available to Licensee hereunder, by means of Non-Standard Television (other than the Internet) on a Pay-Per-View Basis during such Program’s License Period, and to promote such Exhibition.

(d) Creation of Versions. Without derogating from Licensor’s obligation to deliver the Signal and/or Physical Materials for each Program pursuant to Section 4(a) hereof, Licensor hereby grants to Licensee the rights and license to create or cause the creation of: (a) closed-captioned versions of such Program; and (b) foreign language dubbed and/or subtitled versions of such Program.

3.     LICENSE FEES; STATEMENTS AND PAYMENTS

(a) In consideration of the rights and license granted to Licensee hereunder and Licensor’s agreements and obligations herein with respect to each Program, and subject to the full and faithful performance of Licensor’s obligations hereunder, Licensee shall pay to Licensor, with respect to each Program, an amount, to be paid and accounted for in accordance with this Section 3, equal to the SD License Fees collected by Licensee from the Affiliated Systems with respect to the Exhibition of such Program on a Pay-Per-View Basis. Each such payment shall be by check(s) mailed to Licensor at the address set forth in the Deal Terms not later than the time(s) set forth in Section 3(b) hereof.

(b) With respect to each Program, not later than the date five (5) business days after the end of each Accounting Period for which SD License Fees are collected with respect to such Program, Licensee shall send to Licensor a statement in such form as Licensee shall designate (“Accounting Statement”) setting forth with respect to each Affiliated System: (i) the number of individual purchases of such Program by Program Subscribers reported by such Affiliated System with respect to such Accounting Period; (ii) the retail price(s) for such Program reported by such Affiliated System with respect to such Accounting Period; (iii) the Gross Receipts reported by such Affiliated System with respect to such Accounting Period; (iv) the number of Subscribers to an SVOD Package during the first day of such Program’s month of Exhibition; and (v) License Fees for such Program applied by Licensee during such Accounting Period. The amount shown to be due Licensor shall be paid concurrently with the rendition of the respective Accounting Statement. All payments hereunder shall be made in U.S. Dollars. All Accounting Statements and payments shall be addressed to Licensor at the address set forth in the Deal Terms.

(c) Records and Audit Rights. (i) With respect to each Program, Licensee shall keep at its main offices books of account directly relating to the Exhibition of such Program hereunder (which books of account are herein referred to as “Records”), which shall be kept in no less detail than and at the same place as such Records are customarily kept by Licensee.

(ii) With respect to each Program, during the License Period therefor and for a period of two (2) years thereafter, Licensor may, at its own expense, but not more than once annually and only upon not less than fifteen (15) days’ prior written notice, cause the audit of the applicable Records at the aforesaid offices solely in order to verify any Accounting Statement. Such audit may only be conducted by a firm of Certified Public Accountants approved by Licensee. Any such audit shall be conducted only during reasonable business hours and in such manner as not unreasonably to interfere with the normal business activities of Licensee and shall not continue for more than ten (10) business days. Licensor’s right to examine Licensee’s Records is limited to the Accounting Statements for the applicable Program that have been furnished within twelve (12) months prior to such audit, and no statement may be audited more than once. Under no circumstances shall Licensor have the right to examine Records relating to any other picture or program licensed by Licensee or Records relating to Licensee’s business generally, or to examine any books or records of any Affiliated System. Any item that Licensee accepts in an accounting from an Affiliated System shall be binding upon Licensor. Licensor shall furnish to Licensee a copy of any report of such audit within thirty (30) days after Licensor’s receipt thereof.

(iii) Each Accounting Statement shall be final and conclusive upon Licensor from and after the date twelve (12) months after the date of receipt of such Accounting Statement. Licensor shall be forever barred from maintaining or instituting any action or proceeding based upon, or otherwise relating to, any transaction had by Licensee or any Affiliated System or their respective permitted assignees or licensees, in connection with any Program, or the accuracy of any item embraced by or reflected on any Accounting Statement rendered hereunder, unless written objection thereto shall have been delivered to Licensee within twelve (12) months after the date of receipt of such Accounting Statement on which such transaction or item was first reflected and unless such action or proceeding is commenced within six (6) months after delivery of such written objection (or the expiration of the applicable statute of limitations, if earlier).

(d) Taxes. Licensor shall be responsible for the making of any payments with respect to any taxes now or hereafter imposed upon Licensor by a given jurisdiction for licensing transmission rights to any Program in the respective jurisdiction which are based upon or arise out of the Exhibition of such Program on a Pay-Per-View Basis hereunder (“Program Taxes”). In those jurisdictions where Affiliated Systems are required to remit such Program Taxes directly to the taxing authorities, then the amounts payable by such Affiliated Systems to Licensee, as well as the License Fees payable to Licensor, shall be reduced accordingly.

(e) No Less Favorable Terms.

(i) If Licensor or any third party shall enter into an agreement or other arrangement regarding any Program which, together with any Related Agreement(s), contains any financial or other material terms (including, without limitation, the scope of the rights granted) which are more favorable to any pay-per-view wholesaler or network (including, without limitation, TVN), or similar licensee or distributor, of such Program than any corresponding terms hereof applicable to Licensee, Licensor shall have the obligation immediately to inform Licensee and provide Licensee a written form of such terms. For purposes of the foregoing, Licensor should assume that the amount of Gross Receipts retained by Licensee with respect to each Program hereunder is 25%.

(ii) Without limiting the generality of the foregoing, if Licensor or any third party shall enter into an agreement or other arrangement regarding any Program which, together with any Related Agreement(s), contains any financial or other material terms (including, without limitation, the scope of the rights granted) which are more favorable to any pay-per-view retailer (including, without limitation, DirecTV and EchoStar), or similar licensee or distributor, of such Program than any corresponding terms hereof applicable to the Affiliated Systems, Licensor shall have the obligation immediately to inform Licensee and provide Licensee a written form of such terms. For purposes of the foregoing, Licensor should assume that the amount of Gross Receipts retained by the Affiliated Systems with respect to each Program hereunder is 50%.

(iii) With respect to any such more favorable terms referred to in this Section 3(e), if Licensee so elects, such more favorable terms shall be immediately incorporated herein and made a part hereof; provided, however, that Licensee shall not be obligated to accept, and no agreement or other arrangement shall fail to be deemed more favorable because of, any terms relating to the particular property, services or materials of any entity or any terms which cannot be met as easily by one party as by another. Without derogating from Licensor’s obligations hereunder, at Licensee’s request, Licensor shall deliver to Licensee a written certification from a senior officer of Licensor stating whether or not Licensor has entered into such an agreement. As used herein, “Related Agreement” shall mean any transaction or agreement or other arrangement that relates to or affects, or was entered into in conjunction with, any Program and/or the exhibition or other distribution thereof.

4.     PHYSICAL MATERIALS

(a) Physical Materials. With respect to each Program, no later than the Delivery Date therefor, Licensor shall deliver to the Transfer House (or as otherwise directed in Exhibit B hereto), at Licensor’s cost and expense: (i) the SD film facility items of such Program set forth in Exhibit B hereto, (ii) the HD film facility items of such Program set forth on Exhibit C hereto, and (iii) a set of the other materials relating such picture as set forth on Exhibits B and C hereto, which in each case meet the programming and technical specifications set forth in Exhibits B and C hereto (such items being herein collectively referred to as the “Physical Materials”). The Physical Materials shall be held in the name of Licensor for the sole purpose of preparing therefrom at Licensee’s expense (and Licensor shall authorize the Transfer House to prepare, on Video Material stock owned or to be owned by Licensee, and immediately release) for Licensee’s use hereunder one (1) set of NTSC and HD video materials for such Version. Licensee shall have the right to prepare, at Licensee’s expense, from the video materials produced at the Transfer House, such additional video materials of such Program as Licensee shall require for its use hereunder (all such video materials referred to in this sentence and the preceding sentence being hereinafter referred to collectively as “Video Reproductions”). Without limiting the generality of the rights granted to Licensee herein, Licensee shall have the right to encode and uplink the Video Reproduction(s) for transmission to authorized exhibitors hereunder. Licensee is not granted the right to possess or Exhibit any Physical Materials.

(b) Quality of Delivery. In addition to any other rights Licensee may have hereunder or otherwise and without derogation of Licensor’s obligation to cause such Physical Materials to be timely delivered in accordance with the first sentence of Section 4(a), if Licensee in its sole judgment deems the content of any Program to be unacceptable or any Physical Materials are not, in Licensee’s sole judgment, of acceptable technical quality for tape-to-tape transfer for Exhibition by means of Non-Standard Television or HD Television, Licensee shall have the right to require Licensor to deliver promptly to the Transfer House such additional Physical Materials as Licensee shall require until Licensee has approved such Physical Materials. Without derogating from any other obligation of Licensor hereunder, Licensor’s delivery to the Transfer House of acceptable Physical Materials for each Program on or prior to the Delivery Date pursuant to Section 4(a) is of the essence of this Agreement. In the event that Licensor does not deliver acceptable Physical Materials for any Program on or prior to the Delivery Date therefor pursuant to Section 4(a), without derogating from Licensee’s other rights and remedies hereunder or otherwise with respect thereto, Licensee may terminate this Agreement with respect to one or more Programs and, within two (2) business days after Licensee delivers written notice to Licensor of such termination, Licensor shall pay to Licensee the Cancellation Fee provided for in the Deal Terms.

(c) Screening Cassettes. With respect to each Program, Licensor shall deliver to Licensee for screening purposes: (i) three videocassettes of each rough cut of such Program (with visible time code) promptly upon such rough cut being completed; and (ii) as soon as possible but in no event later than the Delivery Date therefor, three videocassettes of the final version of such Program.

(d) Costs. All costs, including, without limitation, shipping and forwarding charges and insurance, of transporting and returning the Physical Materials shall be borne by Licensor, and all costs of transporting and preparing the Video Reproductions shall be borne by Licensee.

(e) Loss. Upon the loss or theft of any Video Reproduction, Licensee shall furnish Licensor with a certificate setting forth the circumstances of such loss or theft.

(f) Security. Licensee shall employ such security systems and procedures as may be reasonable and feasible to prevent theft, pirating, unauthorized exhibition, copying or duplication of the Video Reproductions; provided, however, that Licensee shall not hereby be required to prohibit or prevent the recording, copying or duplication of the Exhibition of any Program by any recipient thereof. Licensee shall not authorize the use of any of the Video Reproductions for private screenings, except that Licensee may permit: (i) screenings by its executives and the executives of its parent company, (ii) screenings by the press for the purpose of critical review, (iii) screenings by members of Licensee’s programming, scheduling, marketing and research staffs, and (iv) screenings by executives of those distribution systems, program services and motion picture industry executives with which Licensee does or may do business.

(g) Storage and Degaussing. With respect to each Program, after the end of the License Period therefor, each Video Reproduction for such Program shall at Licensee’s option either be degaussed or placed by Licensee at its own expense in a secure storage area, as to which Licensee shall provide Licensor an ongoing and exclusive right of access, subject only to Licensee’s rights subsequently to elect to degauss such Video Reproduction or to so retain it for reuse in the event of a subsequent relicense of such Program.

5.     ADVERTISING AND PUBLICITY

(a) Advertising by Licensee.

(i) Delivery. With respect to each Program, in connection with the rights granted to Licensee pursuant to Section 2 hereof, Licensor shall deliver to Licensee, not later than forty-five (45) days prior to the Delivery Date therefor or as otherwise set forth on Exhibit D hereto, at no cost to Licensee, the advertising and publicity material for such Program set forth on Exhibit D hereto, together with all other advertising and promotional material requested by Licensee. No advertising material delivered by or on behalf of Licensor with respect to a Program shall include and/or contain any reference to any program other than such Program, or any reference to the name and/or logo of Licensor or any third party without the prior written consent of Licensee.

(ii) Restrictions. With respect to each Program, Licensee shall comply with any and all reasonable and customary restrictions imposed upon Licensor (consistent with the rights and licenses granted hereunder to Licensee) as to the advertising and billing of such Program in accordance with such advertising and billing instructions as Licensor shall have furnished to Licensee in writing on or prior to the earlier of: (i) the first date on which Licensor delivers any materials required to be delivered pursuant to Section 5(a) hereof with respect to such Program and (ii) the Delivery Date therefor. No advertising created by or under the control of Licensee in connection with any Program shall constitute an express endorsement of any product by Licensor or by any person associated with such Program.

(b) Advertising by Licensor. Licensor shall not advertise or promote any Program in any manner which denigrates the exhibition of such Program or any other programming on a Pay-Per-View Basis or HD basis hereunder. The names and marks “iND”, “iN DEMAND”, “INHD” and “INHD2” and the names of certain of Licensee’s programs and promotions, are the exclusive property of Licensee. Licensor shall not and shall not acquire any proprietary or other rights therein by reason of this Agreement. Licensor shall not, without Licensee’s prior written approval, use or authorize the use of Licensee’s name, logo(s), trademarks and/or service marks for any purpose without Licensee’s prior written approval (in each case exercisable in Licensee’s sole discretion).

6.    CUTTING, EDITING AND INTERRUPTIONS

Licensee shall not make any modifications, deletions, cuts or alterations in or to the final version of any Program without the prior approval of Licensor, except that Licensee may, in Licensee’s discretion, do any one or more of the following:

(a) digitize, compress, encode or otherwise modify, add to or manipulate the signal containing such Program, so long as the quality of the exhibition hereunder is not materially affected thereby;

(b) create for Exhibition hereunder a time-compressed version of such Program;

(c) insert in such Program graphics, promotional material, and commercial product advertising;

(d) insert a voice-over audio announcement simultaneously with such Program’s closing credits, identifying program(s) to be exhibited by Licensee, and/or compress or reposition the closing credits of such Program and insert in the remaining portion of the screen a promotion of other programming;

(e) superimpose upon such Program its rating and/or content advisories, and/or the logo of Licensee or any affiliate;

(f) without derogating from Licensor’s obligations hereunder and/or Licensee’s rights and remedies hereunder or otherwise, edit such Program to conform to the running time specified in the Deal Terms, or to comply with such standards and practices as Licensee may deem appropriate for Exhibition hereunder; and

(g) permit the viewer of the Exhibition of such Program, at such viewer’s discretion, to stop, pause, accelerate, slow, reverse or resume such Exhibition.

7.    REPRESENTATIONS AND WARRANTIES

(a) Licensor’s Warranties: Licensor represents and warrants to, and covenants with, Licensee with respect to each Program (and all elements thereof, including the Vignettes) that:

(i) Licensor is a California corporation and the person executing this Agreement on its behalf is duly authorized to do so, and Licensor is authorized and has the power to enter into and perform its obligations under this Agreement, including, without limitation, the power to pro-hibit the Exhibitions contemplated by Section 2(c) hereof; Licensor owns or controls the right to Exhibit, publicize, reproduce, and otherwise derive revenue from such Program in the manner and form provided in this Agreement, free and clear of any and all liens, claims or encumbrances; Licensor has the right to grant the rights granted herein; and such Program has not been licensed and will not be licensed for Exhibition contrary to the provi-sions of this Agreement; and Licensor is not and will not be subject to any agreement or obligation which is or might be inconsistent herewith or interfere with Licensee’s full enjoyment of the rights granted to Licensee hereunder; and

(ii) Such Program (and all elements thereof), its title and any advertising or publicity mate-rials supplied by Licensor in connection therewith, do not and will not contain any language or material which is obscene, libelous, slanderous or defamatory and will not, when used as permitted hereunder, violate or infringe upon, or give rise to any adverse claim with respect to, any common-law or other right whatsoever (including, with-out limitation, any copyright, trademark, service mark, literary, dramatic, music or motion picture right, right of privacy or publicity, contract right or moral rights of authors) of any Person, or violate any law; and

(iii) Licensee shall have no obligation with respect to any fees or commissions to any agent or representative of Licensor or any performer; and payment to Licensor shall fully discharge Licensee of any payment obligation regarding each performer’s services hereunder; and

(iv) Such Program has been produced in accordance with all applicable laws, regulations and collective bargaining agreements; and such Program (and each of the performances contained therein) is in all respects in compliance with all applicable laws, regulations and collective bargaining agreements; and

(v) Licensor shall on a timely basis make all payments which may become due or payable under any applicable guild or union collective bargaining agreement or under any other contract by reason of the exhibition of such Program hereunder; and neither Licensee nor any Affiliated System or service with which Licensee does business shall have any responsibility or liability for any services, deferments, obligations or claims made for services provided or performed by, or rights granted to, any Person in connection with such Program, nor any responsibility or liability for the making of payments to or on behalf of any Person (including, without limitation, any union, guild, actor, writer, director, producer, craftsman, performer or governmental agency) by virtue of the use made of such Program hereunder, any trailer or other elements supplied by Licensor or any non-film material supplied by Licensor, all residual and other payments to any such Person being the sole responsibility and obligation of Licensor; and

(vi) Licensor shall on a timely basis make all payments of all Program Taxes which may become due or payable; and neither Licensee nor any Affiliated System or service with which Licensee does business shall have any responsibility or liability for any Program Taxes in connection with such Program, nor any responsibility or liability for the making of payments to or on behalf of any governmental agency by virtue of the use made of such Program hereunder, any trailer or other elements supplied by Licensor or any non-film material supplied by Licensor, all such payments being the sole responsibility and obligation of Licensor; and

(vii) Licensor has obtained all necessary music clearances and licenses (including, without limitation, music publishing and synchronization rights and licenses) and has made all payments required in connection therewith; and Licensor has obtained any and all necessary releases from the performers in such Program, and shall also be responsible for having adequately informed the audience that such Program is being recorded for commercial exploitation and distribution (and/or being distributed live for commercial exploitation and distribution, as the case may be), and for obtaining from any and all performers and participants (including audience members) all required releases of any right to be excluded from the final production; and

(viii) The non-dramatic music performance rights necessary for the uses of such Program licensed hereunder (and for the uses of the advertising or publicity mate-rials suppliedby Licensor in connection therewith) are: (A)(I) controlled by American Society of Composers, Authors and Publishers or Broadcast Music, Inc. and (II) available for direct license by Licensee from the publisher(s) controlling such rights; (B) owned by or licensed to Licensor so that no additional clearance of, or payment with respect to, such rights is required for the uses of such Program licensed hereunder; or (C) in the public domain; and

(ix) The title of such Program as set forth in the Deal Terms is the same as that which appears on the Physical Materials and/or Signal and Backup Signal and advertising materials delivered hereunder with respect thereto; and the rating and content advisories for such Program as set forth in the Deal Terms are the same as the rating and content advisories that appear on all physical materials and advertising materials used in connection with the Exhibition of such Program hereunder or otherwise; and

(x) Such Program is validly registered for copyright protection in the U.S. and will remain so protected during its License Period; and

(xi) There are no claims, litigation or other legal proceedings pending or threatened relating to such Program or the rights granted herein; and

(xii) The first day of the License Period for such Program is the date of the first Exhibition of such Program so as to be receivable within the Territory by any means or media.

(b) Licensee’s Warranties. Licensee represents and warrants to Licensor that Licensee is authorized and has the power to enter into and perform its obligations under this Agreement.

8.    INDEMNIFICATION

(a) Licensor assumes liability for, and shall indemnify, defend, protect, save and hold harmless Licensee and each member therein and division thereof, and their respective parents, subsidiary and affiliated divisions and companies, distributors, licensees and permitted assigns, and the respective shareholders, directors, officers, employees and agents of the foregoing (the “Licensee Indemnified Parties”) from and against any and all claims, actions, suits, costs, liabilities, judgments, obligations, losses, penalties, expenses or damages (including, without limitation, reasonable legal fees and expenses) of whatsoever kind and nature imposed on, incurred by or asserted against any of the Licensee Indemnified Parties, arising out of any breach or, solely with respect to third party claims, alleged breach by Licensor of any representation or warranty or covenant made, or obligation assumed, by Licensor pursuant to this Agreement. The provisions of this Section 8(a) shall apply, without limitation, to claims brought by Licensee against Licensor.

(b) Licensee assumes liability for, and shall indemnify, defend, protect, save and hold harmless Licensor, its parents, subsidiary and affiliated companies, grantors and permitted assigns, and the respective shareholders, directors, officers, employees and agents of the foregoing (the “Licensor Indemnified Parties”) from and against any and all claims, actions, suits, costs, liabilities, judgments, obligations, losses, penalties, expenses or damages (including, without limitation, reasonable legal fees and expenses) of whatsoever kind and nature imposed on, incurred by or asserted against any of the Licensor Indemnified Parties, arising out of any breach or, solely with respect to third party claims, alleged breach by Licensee of any representation, warranty or covenant made, or obligation assumed, by Licensee pursuant to this Agreement. The provisions of this Section 8(b) shall apply, without limitation, to claims brought by Licensor against Licensee.

(c) In order to seek or receive indemnification hereun-der in cases involving third-party claims:

(i) The party seeking indemnification (the “Indemnitee”) must have promptly notified the other (the “Indemnitor”) of any claim or litigation of which it is aware to which the indemnification relates; and

(ii) With regard to any claim or litigation to which the Indemnitor itself is not a party, the Indemnitee must have afforded the Indemnitor the opportunity to participate in any compro-mise, settlement, litigation or other resolution or disposition of such claim or litigation.

9.    BANKRUPTCY

If either party hereto should:

(a) file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended (the “Bankruptcy Code”), or any other applicable Federal or State bank-ruptcy law or other similar law (“Any Bankruptcy Law”); or

(b) consent or become subject to the institution of proceedings under Any Bankruptcy Law or to the filing of any petition thereunder or to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of it or of any substantial part of its property; or

(c) fail generally to pay its debts as such debts become due or otherwise become insolvent; or

(d) take any corporate action in furtherance of any aforesaid action; or

(e)  become the subject of a decree or order by a court having jurisdiction in the premises for relief in respect of it (and such decree or order shall continue unstayed and in effect for a period of sixty (60) consecutive days): (i) under Any Bankruptcy Law, (ii) appointing a receiver, liquidator, assignee, trustee, sequestrator or similar official of it or of any substantial part of its property, or (iii) ordering the winding-up or liquidation of its affairs; or

(f) pursuant to Any Bankruptcy Law have its rights hereunder become exercisable by a trustee or debtor-in-possession who elects to reject this Agreement;

the other party hereto shall, at its option, have the right to terminate this Agreement immediately by sending written notice of such termination, whereupon all such party’s obligations hereunder shall cease. In addition to any other rights and remedies available hereunder, if this Agreement is assumed in the course of either party’s bankruptcy case by a trustee or debtor-in-possession pursuant to Section 365 of the Bankruptcy Code (such party being herein referred to as the “Bankrupt Party”), the other party hereto shall be entitled to recover as a part of the default to be cured by such trustee or debtor-in-possession any reasonable legal fees and expenses paid or incurred by such other party in attempting to remedy a breach by such Bankrupt Party hereunder prior to such Bankrupt Party’s filing of a petition under the Bankruptcy Code and/or in effecting an assumption of this Agreement by such Bankrupt Party’s trustee or debtor-in-possession.

10.    CONFIDENTIALITY

Neither Licensor nor Licensee shall disclose to any third party (other than their respective employees, in their capacity as such) any information with respect to the financial terms and provisions of this Agreement, nor shall Licensor disclose to any third party (other than its employees, in their capacity as such) any information to which Licensor or Licensor’s employees or auditors gains access in connection with the provisions of Section 3 hereof, except: (a) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other and shall seek confidential treatment of such information, (b) as part of its normal reporting or review procedure to its parent company, its partners, its auditors and its attorneys, provided, however, that such parent company, partners, auditors and attorneys agree to be bound by the provisions of this Section 10, and (c) in order to enforce its rights pursuant to this Agreement in a legal proceeding. In addition, Licensor shall not make, and shall not authorize, any press release or other announcement regarding the existence of this Agreement or any of the terms hereof without the prior written consent of Licensee.

11. GENERAL PROVISIONS

(a)     Assignment. This Agreement may not be assigned by Licensee or Licensor, either voluntarily or by operation of law, without the prior written consent of the other, and any such assignment shall not relieve the assignor of its obligations hereunder, except that Licensor may assign its rights to receive payments from Licensee, provided that: (i) a copy of such assignment is delivered to Licensee, (ii) Licensee shall not be obligated to make payments or disbursements to more than one entity, (iii) such assignment is duly acknowledged by an authorized officer of Licensor and (iv) a non-disturbance letter from such assignee satisfactory in form and substance to Licensee in its sole discretion is delivered to Licensee. Notwithstanding the foregoing, either Licensor or Licensee may assign this Agreement or any of its rights hereunder, without the other’s consent, to any entity with which it may be merged or consolidated or which acquires all or substantially all of its assets, provided that such entity with which it is merged or consolidated or which acquires all or substantially all its assets agrees in writing to assume all of its obligations under this Agreement. Any purported assignment or transfer by either party of any of its rights or obligations under this Agreement other than in accordance with the provisions of this Section 11(a) shall be void.

(b)     Copyright. With respect to each Program, prior to the commencement of the License Period therefor, Licensor shall register, or cause to be registered, the copyright in such Program with the United States Copyright Office and, if the original copyright for such Program is not registered in Licensor’s name, evidence of the recordation in the Copyright Office of the transfer from the owner of the copyright in such Program to Licensor, directly or indirectly, of ownership of such rights granted to Licensee under this Agreement or such other evidence of a license of such rights to Licensor as Licensee shall deem satisfactory. Licensor shall execute such licenses, assignments and/or instruments as Licensee may from time to time deem necessary or desirable to evidence, maintain, protect, enforce or defend its right or title in or to each and any Program. Licensor hereby irrevocably appoints Licensee the true and lawful attorney-in-fact of Licensor to execute, verify, acknowledge and deliver any and all such licenses, assignments and/or instruments which Licensor shall fail or refuse to execute, verify, acknowledge or deliver and Licensor hereby acknowledges that such appointment is coupled with an interest.

(c)     Insurance. With respect to each Program, Licensor shall deliver to Licensee not later than the Delivery Date therefor, a valid certificate of insurance (satisfactory in form and substance to Licensee) evidencing the existence of the insurance coverage required in the Deal Terms, with a certified copy of the endorsement of insurance (also satisfactory in form and substance to Licensee) attached thereto. If Licensor fails to secure and maintain such insurance with respect to any Program, or if such coverage for such Program lapses for any reason, then without derogating from Licensee’s other rights and remedies hereunder or otherwise, Licensee may terminate this Agreement with respect to such Program, or, at its election, may itself obtain such insurance and require Licensor to reimburse Licensee for the cost thereof (it being acknowledged and agreed that Licensee may deduct all or a portion of the cost thereof from such License Fees as become payable hereunder in lieu of requiring reimbursement of such cost (or portion thereof, as the case may be), from Licensor).

(d)     Force Majeure.

(i) Neither party hereto shall be liable to the other for any delay or default in or failure of, performance, including Licensee’s inability to transmit and exhibit any Program(s), which delay, default or failure results from any act, cause, contingency or circumstance beyond the control of such party (“Event of Force Majeure”), including, without limitation, any governmental action, nationalization, expropriation, seizure, embargo, regulation, order or restriction (whether federal or state), war (whether or not declared), civil commotion, disobedience or unrest, insurrection, public strike, riot or revolution, lack or shortage of or inability to obtain any labor, machinery, materials, fuel, supplies or equipment from normal sources of supply, strike, work stoppage or slow-down, lockout or other labor dispute, fire, flood, drought or other natural calamity, damage or destruction to plant, laboratory and/or equipment, satellite transmission failure, uplink and/or head end failure, or any other accident, condition, cause, contingency or circumstance (including, without limitation, acts of God) within or without the United States beyond the control of such party, and no such delay or default in, or failure of performance shall constitute a breach by either party hereunder. The License Period and any time period specified herein for the performance of any party of any act hereunder shall be extended by the period of any delay caused by an Event of Force Majeure. Licensor shall promptly notify Licensee of any Event of Force Majeure which may delay or prevent Licensor’s full performance and will keep Licensee advised regarding the status thereof.

(ii) Without limiting the generality of the foregoing, Licensee shall not be in breach of this Agreement if any Program (or a significant portion of any Program, as determined by Licensee) is not transmitted or delivered: (A) to the Studio for any reason beyond Licensor’s control; or (B) from the Studio to Program Subscribers for any reason beyond the control of Licensee or any Affiliated System; or (C) if the initial broadcast of such Program runs longer than the running time provided for in the Deal Terms, and any Affiliated System’s addressable controllers shut off such Program. In addition, in the event of any occurrence described in the immediately preceding clauses (A) or (B), Licensee shall have no liability to make payments hereunder. In the event of any occurrence described in the immediately preceding clause (C), Licensee and/or the Affiliated Systems may make appropriate adjustments (as determined by Licensee and/or the Affiliated Systems) in the pay-per-view fees to be paid by Program Subscribers for such Program, and Licensee shall notify Licensor of any such adjustments as soon as practicable. In addition, Licensee shall promptly notify Licensor if any event occurs which may preclude Licensee from receiving payments from the Affiliated Systems. Without limiting Licensee’s rights and remedies hereunder or otherwise, promptly upon Licensee’s request, Licensor shall refund any amount paid by Licensee to Licensor with respect to those Affiliated Systems that are providing refunds or credits to Program Subscribers for such Program(s).

(e) Captions. The titles of the sections of this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement.

(f) No Waiver.     (i)     No course of dealing between the parties shall operate as a waiver of any of either party’s rights under this Agreement. No delay or omission on the part of either party in exercising any right under this Agreement shall operate as a waiver of such right or any other right hereunder. No waiver shall be binding against the party asserted to have made such waiver unless it is in writing and signed by one otherwise authorized to execute this Agreement on behalf of such waiving party. A waiver by either party of any of the terms or conditions of this Agreement in any instance or a waiver by either party of any breach of this Agreement shall not be deemed or construed to be a waiver of such terms or conditions for the future or a waiver of any subsequent breach hereof. All reme-dies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

(ii)     Notwithstanding anything to the contrary set forth herein, in the event that this Agreement is executed and delivered subsequent to any date on which Licensor is required to deliver any item or take any action hereunder, the date by which such delivery or action is required to take place shall be delayed to the date five (5) business days after the execution and delivery of this Agreement.

(g) Choice of Law. This Agreement and all matters or issues collater-al hereto shall be governed by the laws of the State of New York applicable to contracts entered into and to be fully performed therein.

.

(h) Survival

(i) All representations and warranties contained in this Agreement or made in writing by either party in connection herewith shall survive the execution and delivery of this Agreement and any investigation made by Licensee or Licensor or on their respective behalves, and such representations and warranties shall remain in effect so long as the party making such representations and warranties continues to have obligations hereunder.

(ii) The provisions of Sections 7, 8, 10 and 11 shall survive the termination of this Agreement.

(i) Merger. This Agreement constitutes the entire agreement between Licensor and Licensee with respect to the licensing by Licensee of the Programs during their respective License Periods hereunder, replaces and supersedes all previous agreements and understandings whether written or oral pertaining thereto, and may be changed or modified only by an agreement in writing signed by Licensor and Licensee.

(j) Equitable Relief. Licensor agrees that in addition to any other right or remedy granted Licensee hereunder, Licensee shall be entitled to injunctive and other equitable relief against Licensor to prevent any breach by Licensor of the provisions of Section 2, Section 4 and/or Section 10 of these Standard Terms and Conditions. Resort by Licensee to equitable relief, however, shall not be construed as a waiver by Licensee of any other rights or remedies Licensee may have against Licensor for damages or otherwise. It is expressly understood and agreed that in the event Licensee breaches any provision of this Agreement, the damage, if any, caused Licensor thereby will not be irreparable or otherwise sufficient to entitle Licensor to injunctive or other equitable relief. Licensor acknowledges that Licensor’s rights and remedies in any such event shall be strictly limited to the right, if any, to recover damages in an action at law, and Licensor shall not be entitled by reason of any such breach to rescind this Agreement, or to restrain Licensee’s exercise of any of the rights granted to Licensee hereunder, or to enjoin or restrain the Exhibition of any version of any Program hereunder, or any advertising, publicity or promotion in connection therewith.

(k) Severability. If any provision of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability: (i) shall not affect any other provision of this Agreement, but this Agree-ment shall be construed as if such invalid, illegal or unenforce-able provision had never been contained herein, and (ii) shall affect neither such provision nor this Agreement in any other jurisdiction. If, moreover, any restriction or other provision of this Agreement shall for any reason be held to be too broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing such provision or restriction so as to be enforceable to the extent compatible with applicable law, the parties hereby agreeing that said restrictions and other provisions of this Agreement are fair and reasonable as at the date hereof. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(l) Independent Contractors. Licensor and Licensee are independent contractors with respect to each other. Nothing herein shall create any association, partnership, joint venture, fiduciary or agency relationship between them. Nothing contained herein shall be deemed to create a specific fund of any Gross Receipts or Licensor’s share thereof, or with respect to any other sums, or to give Licensor a lien on the rights granted to Licensee or the proceeds derived by Licensee from the exercise of such rights or to preclude Licensee from commingling any Gross Receipts with other monies, and Licensor waives any right to claim to the contrary. Without limiting the generality of the foregoing, Licensee shall have no fiduciary obligation to Licensor, and Licensee shall not be deemed to have received any sums as an agent or fiduciary for Licensor’s account.

(m) No Representation. Nothing contained in this Agreement shall obligate Licensee to exercise any or all of Licensee’s rights hereunder or to release, distribute or exploit any Program(s) or any part thereof in any form or medium, all such decisions being in Licensee’s sole discretion. Licensee has not made and shall not be required to make any representations or promises regarding the number of Program Subscribers who will order any Program, the amount of Gross Receipts which will be derived therefrom, or Licensor’s share of such Gross Receipts.

(n) No Third Party Beneficiaries. Except as expressly provided to the contrary in Section 8 of these Standard Terms and Conditions, this Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party whether referred to herein or not.

(o) Consent to Jurisdiction. Licensor hereby: (i) agrees that any litigation, action or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court in the City of New York, (ii) waives any objection which it might have now or hereafter to the venue of any such litigation, action or proceeding, (iii) irrevocably submits to the jurisdiction of any such court in any such litigation, action or proceeding and (iv) waives any claim or defense of inconvenient forum. Licensor hereby consents to service of process by registered mail, return receipt requested, at Licensor’s address set forth in or pursuant to the Notices provision of the Deal Terms and expressly waives the benefit of any contrary provision of foreign law.

(p) Successors and Assigns. Subject to the provisions of Section 11(a) of these Standard Terms and Conditions, this Agreement shall inure to the benefit of each of the parties’ successors and assigns.

(q) Joint Participation in Drafting this Agreement. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

EXHIBIT B
to
Agreement dated as of February 6, 2007
by and between NUTECH DIGITAL, INC. (“Licensor”)
and iN DEMAND L.L.C. (“Licensee”)

SD Physical Materials

*Any tape not conforming to the above specifications will be returned for re-duplication.

Basic Format: Digital Beta frame panned and scanned scene-to-scene color-corrected NTSC master conforming to all SMPTE standards. Video level is not to exceed 100 IRE. Chroma level is not to exceed 110 IRE.

Audio Configuration: Each master must have four channels of audio as follows:
Channel 1: Stereo/English/Left (or mono-mix)
Channel 2: Stereo/English/Right (or mono-mix)
Channel 3: Stereo/Spanish/Left (or mono-mix or English)
Channel 4: Stereo/Spanish/Right (or mono-mix or English)

**Music & effect (M&E) is not an option for channels 3 & 4**

Time Code: Continuous drop-frame time code on address track

Color Bars and Dolby Tone: 00:58:30.00 - 00:59:30.00
Start of Program: 01:00:00.00

Rating and Content Advisories: With the exception of 2257 Notices (further detail below) Rating and Content Advisories are provided. All taping disclaimers such as FBI warnings and ratings should appear before 01:00:00.00 time code mark, eliminate slate if necessary. Note: “Reformatted to Fit Screen” slate is considered part of the feature and should be dubbed AFTER the 01:00:00.00 time code mark.

18 U.S.C. 2257 Compliance Notice: If the event and/or feature (Program) contains sexually explicit conduct, whether actual or simulated, a statement describing the location of 2257 Compliance Records must be affixed to every copy of the Program provided. The statement needs to be displayed during the end credits, or if there are no end credits, within one minute from the start of the program (after the 01:00:00:00 time code mark) and before the opening scene. The notice must be displayed long enough to read. The typeface must be no less than 12-point font, or no smaller than the second-largest typeface on the material and in a color that clearly contrasts with the background color of the material.

Closed-Captioning: Closed-captioning must be provided, and must be provided in line 21, field 1 of the Vertical Blanking Interval.

Time Compression: At Licensee’s request, the master delivered hereunder shall be time-compressed (at Licensor’s cost).

EXHIBIT B (continued)

Overlapping Reels: If the program is being provided on multiple Digital Beta cassettes, 10 full minutes (10:00) of overlapping material (pad) must be provided from one reel to another.

BOX LABEL INFORMATION:
1. Title
2. Reel # __ of __
3. Version Rating
4. Time Code In of Audio/Video
5. Time Code Out of Audio/Video
6. Reel Duration
7. Program Duration
8. Audio Configuration (Stereo/Mono)
9. Dolby (Yes/No)
10. Closed-Captioned (Yes/No)
11. Second Language (Yes/No)

Event Delivery:	Comcast Media Center
4100 E. Dry Creek Road
Littleton, Colorado 80122
Attention: Dave Corpuz - Lead Coordinator/PPV
Telephone: (303) 486-3853
Telecopier: (303) 267-7145

EXHIBIT C

to
Agreement dated as of February 6, 2007
by and between NUTECH DIGITAL, INC. (“Licensor”)
and iN DEMAND L.L.C. (“Licensee”)

HD Physical Materials

With respect to each Program, Licensor shall deliver to the Transfer House the Physical Materials set forth below, free of scratches, splices and all encoding technologies, including, without limitation, any technology which would prevent copying or duplication by recipients of such Program hereunder but excluding such encoding technologies as Licensee may otherwise request hereunder, conforming to the English language version of such Program that was theatrically released in the United States and, if different, each version of such Program that was distributed by means of Home Video Device in the United States.

The following are the technical specifications for the Physical Materials for each Picture:
* Any tape provided not conforming to the below specifications will be returned for re-duplication.

Basic Format: HDCAM cassette master in 1080i HD (16:9 Ratio) format conforming to all relevant SMPTE standards. Video frame rate must be 29.97 (frames per second).

Minimum and Maximum Video Levels (using component format of “Y Pb Pr” or “Y Cb Cr”:
Luma (Y):  0 IRE (0 mV) to 100 IRE (700 mV)
Chroma (Cb Cr): With 50 IRE (350 mV) as a reference,
0 IRE (0 mV) to 100 IRE (700 mV)

Audio Configuration::

Stereo/PCM -

If provided as a surround or stereo mix, each master MUST have 2 pairs of audio as follows:

AES Pair 1: English Lt/Rt Surround Matrix or Stereo Left/Right
AES Pair 2: Spanish Lt/Rt Surround Matrix or Stereo Left/Right (If Spanish is NOT available, English audio (duplicate of AES Pair 1) must be provided.

*Both audio pairs must contain a full program mix. Music and effects (M/E) must not be provided.

Dolby Digital 5.1

AES Pair 1: English Lt/Rt Surround Matrix or Stereo Left/Right
AES Pair 2: Dolby E (5.1+2 mode)

Dolby E must be provided on the 2nd audio pair (AES Pair 2) of the HDCAM cassette as follows:

Channel 1 - Left (English)
Channel 2 - Right (English)
Channel 3 - Center (English)
Channel 4 - Low Frequency Effects (LFE) (English)
Channel 5 - Left Surround (Rear) (English)
Channel 6 - Right Surround (Rear) (English)
Channel 7 - Spanish* (or English) Lt/Rt Surround Matrix (or Stereo Left)
Channel 8 - Spanish* (or English) Lt/Rt Surround Matrix (or Stereo Right)

*If Spanish is NOT available, English Surround Lt/Rt or Stereo L/R audio must be provided.

Dolby E Specifications:

•	Dolby Digital Metadata Creation:
Dolby Digital (AC-3) Metadata creation/insertion must follow standard Dolby practices. The Dolby DP571 “E” encoder is capable of generating Dolby Digital (AC-3) metadata and embedding this data into the Dolby E encoded audio bitstream. Upon Dolby E decoding, this metadata is forwarded to the Dolby Digital (AC-3) emissions encoder and will be applied to the Dolby Digital (AC-3) bitstream on a program by program and continuous basis.

*Also note that the Dolby DP570 Multichannel Audio Tool is also capable of generating Dolby Digital (AC-3) Metadata to feed to a Dolby DP571 “E” Encoder.

•	Dialog Normalization (dialnorm) Value:
Dialog Normalization is a feature of Dolby Digital (AC-3) that normalizes the reproduction level of the overall program. Correctly used, this feature eliminates the need for the viewer to frequently adjust the volume control to compensate for perceived loudness differences from program to program.

In general there are no default settings for dialnorm. The value depends on the nature of the program, and in the context of mixed programming it is essential for this value to be set correctly for each program.

Dolby recommended dialogue measurement techniques must be followed for each Dolby E bitstream. The Dialog Normalization value shall be determined by measuring the dialogue level (i.e. center channel dialogue in a 5.1 program) with the Dolby LM100 Broadcast Loudness Meter or an equivalent Leq(A) meter. The measured dialogue level value should then be entered in the DP571 Dolby E Encoder as part of the metadata authoring process for the final Dolby E encode.

•	Dynamic Range Control:
The RF Overmodulation Protection metadata parameter shall be set to “disabled”.

The “Film Standard” Dynamic Range Compression Profile shall be the default profile for both Line Mode and RF Modes.

All other metadata parameter settings/values shall follow standard Dolby practices and also conform to the standard for which the movie was mixed to.

•	Lip Sync Requirements:

When a Dolby E bitstream is encoded and placed on the tape, the Dolby E track (on tape) shall be 1 Frame early to allow for decoder delay. No internal delays shall be removed or added to the tape machine (if applicable). This can be accomplished by advancing the source audio 2 frames when Dolby E encoding.

Minimum and Maximum Audio & Dialogue Levels:
Reference levels (i.e. amplitudes) are required as per SMPTE RP155 recommendation. Note: -20 dBFS digital is equivalent to +4 dBu in the analog domain, where +4dBu is equivalent to 0VU.

Program peak levels shall not exceed -5 dBFS (digital) or +19 dBu (analog)

Spoken dialogue levels shall be between -26 and -29 dBFS Leq(A) (digital). Note: VU style meters are not A-weighted. Dialogue measurement results using VU style meters can only be considered an approximation of true Leq(A) measurement.

Time Code: Continuous drop-frame time code on address track

Color Bars and Dolby Tone: 00:58:30.00 - 00:59:30.00
Start of program: 01:00:00.00

Rating and Content Advisories: Rating and Content Advisories are provided. All taping disclaimers such as FBI warnings and ratings should appear before 01:00:00.00 time code mark, eliminate slate if necessary.

Closed-Captioning: Closed-captioning (EIA 708) must be provided on Line 9, and adhere to SMPTE 333M, 334M, and 291M where applicable.

Time Compression: At Licensee’s request, the master delivered hereunder shall be time-compressed (at Licensor’s cost).

Segmenting Programs: If the program is provided is multiple segments, 10 full seconds (00:10) of black with no audio must be provided between each segment.

Overlapping Reels: If the program is being provided on multiple HDCAM cassettes, 5 full minutes (5:00) of overlapping material (pad) must be provided from one reel to another.

Cut Sheet: Written documentation must be provided with each HDCAM cassette, detailing the following information:

1.	Program Title
2.	Reel # __ of __
3.	Version Rating
4.	Time Code In of Audio/Video
5.	Time Code Out of Audio/Video
6.	Segment Information (if applicable)
•	Time Code In of Audio/Video for each segment
•	Time Code Out of Audio/Video for each segment
•	Time Duration for each segment
7.	Reel Duration
8.	Program Duration
9.	Audio Configuration (Dolby E/Surround/Stereo)
10.	Closed-Captioned (Yes/No)
11.	Second Language (Yes/No)

Delivery:  iN DEMAND
          4100 E. Dry Creek Road
                                              Littleton, Colorado 80122
                                             Attention: John Schultz
                                             iN Demand Broadcast Operations
                                             Telephone: (303) 712-3374 / Fax: (303) 712-3366

EXHIBIT D
to
Agreement dated as of February 6, 2007
by and between NUTECH DIGITAL, INC. (“Licensor”)
and iN DEMAND L.L.C. (“Licensee”)

Advertising Materials

Licensor shall deliver, at no cost to Licensee, the following advertising and promotional materials with respect to each version of each Program:

(i) Camera-ready customizable ad slicks in various sizes;
(ii)	Camera-ready logo artwork for program guides and billstuffers
(iii)	35mm color slides and black and white 8x10 stills;
(iv)	Press kits including biographies of the performers, copylines, storylines, telemarketing scripts and on hold messages;
(v)	at least two (2) 30-second video spots and, if available, one 60-second video spot; and
(vi)	radio spots, posters and premium items.

Without limiting Licensee’s rights and remedies hereunder or otherwise, if Licensor fails to deliver any of the foregoing items to Licensee on a timely basis and Licensee incurs any expenses to compensate for Licensor’s failure to deliver any of the items or failure to make timely delivery, Licensor shall reimburse all of Licensee’s reasonable out-of-pocket costs therefor.